As filed with the Securities and Exchange Commission on August 28, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NYMEX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-4098266
(State of incorporation)	(I.R.S. employer identification no.)

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Christopher K. Bowen, Esq.

General Counsel, Chief Administrative Officer and Secretary

Richard D. Kerschner, Esq.

Senior Vice President—Corporate Governance and Strategic Initiatives

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Howard Chatzinoff, Esq.

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock of NYMEX Holdings, Inc., par value $0.01 per share: shares subject to outstanding stock options and nonvested restricted stock unit awards under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”)	1,537,163	$62.16	$95,550,052.08	$2,933.39(2)
Common Stock of NYMEX Holdings, Inc., par value $0.01 per share: shares available for future grants under the Plan	2,762,837	$124.80(3)	$344,802,057.60	$10,585.42(3)

(1)	Represents the maximum number of shares of Common Stock issuable under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the plan and shares that may become issuable under the plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on the weighted average exercise price of $62.16. Weighted average derived in accordance with Rule 457 from grants of restricted stock units and options on November 17, 2006 (1,468,446 at an exercise or grant price of $59 per share); April 11, 2007 (63,000 at an exercise or grant price of $130.60 per share); May 10, 2007 (4,690 at a grant price of $119.43 per share) and June 6, 2007 (1,027 at $127.21 per share).

(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act on the basis of the average of the high and low sale prices for a share of Common Stock as reported on The New York Stock Exchange on August 23, 2007. Such prices are used solely to satisfy the statutory formula for calculating the Registration Fee, and do not necessarily reflect the ultimate strike price or value of potential future grants under the Plan.

2

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share (the “Common Stock”), of NYMEX Holdings, Inc., a Delaware corporation (the “Company”), issuable under the NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan, covered by this Registration Statement, in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on November 13, 2006, as amended, including any amendments or reports filed for the purpose of updating such information;

(2)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 5, 2007;

(3)	The Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the Commission on May 14, 2007 and August 14, 2007, respectively;

(4)	The Company’s current reports on Form 8-K, filed with the Commission on January 12, 2007, January 31, 2007, February 16, 2007, February 26, 2007, March 15, 2007, March 21, 2007, March 27, 2007, May 1, 2007, May 14, 2007, June 11, 2007, July 31, 2007, August 2, 2007 and August 22, 2007, respectively.

All documents filed or subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities described herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge to each person to whom a copy of this registration statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Office of the Corporate Secretary, One North End Avenue, World Financial Center, New York, New York 10282-1101 (telephone (212) 299-2000).

Item 4.	Description of Securities

Not Applicable

Item 5.	Interests of Named Experts and Counsel

Certain legal matters with respect to the common stock offered by this Registration Statement will be passed upon for us by Christopher K. Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary of the Company. Mr. Bowen beneficially owns stock options and restricted stock units exercisable for 75,000 and 8,000 shares of our common stock, respectively.

Item 6.	Indemnification of Directors and Officers

Set forth below is a description of certain provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Laws (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws incorporated herein by reference, and the DGCL.

Subsection (a) of Section 145 of the DGCL and Article 9 of the Company’s Bylaws empower the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL and Article 9 of the Bylaws empower the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL and Article 9 of the Bylaws further provide that to the extent a present or former director or officer of the Company has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification and advancement of expenses provided for by Section 145 of the DGCL and Article 9 of the Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or the advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; that indemnification provided for by Section 145 of the DGCL and Article 9 of the Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and Section 145 of the DGCL and Article 9 of the Bylaws empower the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware corporation law, Article 8 of the Company’s Charter provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware corporation law; or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption From Registration Claimed

Not Applicable

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of NYMEX Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 of Form S-3 (file no. 333-140845)).

4.2	Amended and Restated Bylaws of NYMEX Holdings, Inc. (incorporated herein by reference to Exhibit 4.3 of Form S-3 (file no. 333-140845)).

5.1	Opinion of Christopher K. Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary, regarding the legality of the securities being registered.

23.1	Consent of KPMG LLP to the incorporation by reference of its report included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006.

23.2	Consent of Christopher K. Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary, to the filing of his opinion (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 28th day of August, 2007.

NYMEX HOLDINGS, INC.

By	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman, Board of Directors

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher K. Bowen and Richard D. Kerschner, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act and any rules, regulations and requirements of the Commission in connection with this registration statement on Form S-8 and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 28th day of August, 2007.

Signature	Title

/s/ Richard Schaeffer Richard Schaeffer	Director and Chairman

/s/ Robert Halper Robert Halper	Director and Vice Chairman

/s/ James Newsome James Newsome	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth Shifrin Kenneth Shifrin	Chief Financial Officer (Principal Financial Officer)

/s/ Stephen Ardizzone Stephen Ardizzone	Director

/s/ Neil Citrone Neil Citrone	Director

/s/ Melvyn Falis Melvyn Falis	Director

/s/ William Ford William Ford	Director

/s/ Anthony George Gero Anthony George Gero	Director

/s/ Thomas Gordon Thomas Gordon	Director

/s/ Harvey Gralla Harvey Gralla	Director

/s/ William Maxwell William Maxwell	Director

/s/ Daniel Rappaport Daniel Rappaport	Director

/s/ Frank Siciliano Frank Siciliano	Director

/s/ Robert Steele Robert Steele	Director

/s/ Dennis Suskind Dennis Suskind	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of NYMEX Holdings, Inc. (incorporated herein by reference to Exhibit 4.2 of Form S-3 (file no. 333-140845)).

4.2	Amended and Restated Bylaws of NYMEX Holdings, Inc. (incorporated herein by reference to Exhibit 4.3 of Form S-3 (file no. 333-140845)).

5.1	Opinion of Christopher K. Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary, regarding the legality of the securities being registered.

23.1	Consent of KPMG LLP to the incorporation by reference of its report included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006.

23.2	Consent of Christopher K. Bowen, Esq., General Counsel, Chief Administrative Officer and Secretary, to the filing of his opinion (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan.